Exhibit 23.1

KPMG LLP

Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2025, with respect to the consolidated financial statements of HNI Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois
December 10, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
       KPMG International Limited, a private English company limited by guarantee.